Exhibit 99.1

Live Ventures Announces Record Financial Results for Second Fiscal Quarter 2018

LAS VEGAS, May 14, 2018 (GLOBE NEWSWIRE) -- Live Ventures Incorporated (Nasdaq:LIVE), a diversified holding company, today announces financial results for its second fiscal quarter 2018, which ended March 31, 2018. The company reported record quarterly revenue of $52.2 million, representing an increase of 35.3 percent and basic EPS (earnings per share) of $0.98, representing an increase of 10.1 percent over the same period last year. The company’s results for the second fiscal quarter 2018 include those of ApplianceSmart, which was acquired in the first fiscal quarter.

The company reported total assets of $137.3 million and record stockholders’ equity of $37.1 million as of the end of the fiscal quarter, representing an increase of 20.1 percent over the same period last year.

Key highlights of the second fiscal quarter 2018 compared to the same period last year include:

  Revenues of $52.2 million, up 35.3 percent
  Gross profit of $19.7 million, up 19.3 percent
  Basic earnings per share of $0.98, up 10.1 percent
  Non-GAAP EBITDA of $5.5 million
  Total assets of $137.3 million
  1,962,136 outstanding shares of common stock as of March 31, 2018, compared to 2,058,064 as of March 31, 2017

Net cash flow from operating activities for the six months ended March 31, 2018 compared to the six months ended March 31, 2017 totaled $6.6 million, up 93.6 percent.

Cash availability, representing cash on hand and available credit on the company’s revolving lines of credit, was $16.1 million.

“Our second fiscal quarter of 2018 year over year results continue to provide positive double-digit growth in earnings, cashflows and shareholder value. Our liquidity in the form of cash on hand and available credit on the company’s lines of credit provides the company with sufficient runway for operations and growth. LIVE continues to deliver where it counts, consistent growing shareholder value,” said Virland Johnson, CFO of Live Ventures.

Live Ventures will be holding its second quarter conference call at 4:30 p.m. Eastern Standard Time on May 14, 2018. Management will take live questions following the prepared remarks. Interested investors may participate in the conference call by dialing (866) 876-9177 (for U.S.-based callers) or (785) 424-1669 (for international callers) and providing the operator with the conference ID: LIVE VENTURES.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary, Marquis Industries, the company operates as a specialty, high-performance yarns manufacturer and hard-surfaces re-seller. Marquis Industries, which is a top-10 high-end residential carpet manufacturer in the United States, utilizes its state-of-the-art yarn extrusion capacity to market monofilament textured yarn products to the artificial turf industry. Marquis is the only manufacturer in the world that can produce certain types of yarn prized by the industry. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of 18 company-owned retail stores operating under the name ApplianceSmart®.

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Presentation of Non-GAAP Measure

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Live Ventures has provided a non-GAAP measurement of EBITDA. We have included EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. Accordingly, we believe that EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. EBITDA is reconciled from the respective measure under GAAP in the attached table “Non-GAAP Reconciliation.”

Forward-Looking and Cautionary Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K, in its annual report to stockholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2017 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

This press release should be read in conjunction with the Form 10-K or Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@live-ventures.com
http://live-ventures.com
Source:  Live Ventures Incorporated

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Non-GAAP Reconciliation

For the Quarterly Period Ended March 31, 2018
Net Income:	$1,922,771

Plus:
Provision for Income taxes	435,256
Interest expense	1,821,720
Depreciation and Amortization	1,372,801

EBITDA:	$5,552,548

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